UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-32617

                              Horizon Telcom, Inc.
             (Exact name of registrant as specified in its charter)

                               68 East Main Street
                          Chillicothe, Ohio 45601-0480
                                 (740) 772-8200
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     Class B common stock, without par value
            (Title of each class of securities covered by this Form)

                                 Not applicable
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [x}     Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)    [x]

      Approximate number of holders of record as of the certification or notice date: 240

      Pursuant to the requirements of the Securities Exchange Act of 1934, Horizon Telcom, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date: March 28, 2005                           Horizon Telcom, Inc.

                                                     By: /s/ Thomas McKell
                                                         ---------------------
                                                         Name: Thomas McKell
                                                         Title: President